EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Second Quarter Results

CONCORD, NEW HAMPSHIRE, August 4, 2005 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced financial results for the second quarter and first half of 2005.

"Revenue for our Memorials Division, which includes our retail and manufacturing segments, increased 17% for this year's second quarter versus the second quarter of 2004, and new orders increased 25%. The new branding, pricing and outreach programs initiated by Memorials Division President Rick Wrabel and his team are beginning to deliver the results we anticipated, which is an encouraging sign that our strategy to grow this business has put us on the right track," said Chairman and CEO Kurt Swenson.

"We were surprised and disappointed by a decline in quarrying revenue for the second quarter, which was attributable primarily to lower sales of granite blocks to customers in China. This appears to be related to the tightening of credit conditions in that country, which has slowed the start of numerous planned building projects and also made it harder for our Chinese customers to post the necessary letters of credit to order their normal granite block inventory. We expect sales to begin to recover in the second half from the depressed second quarter pace, but doubt that quarry revenue and earnings for 2005 will reach the levels reported for 2004," Swenson said.

Strategic Update

"During the second quarter, our Memorials Division team focused on the implementation of the new branding and pricing program introduced in March, as well as on improving day-to-day operating procedures to strengthen our outreach program to funeral homes and cemeteries. While these important efforts continue, we now are also focused on achieving the target operating margin in each of our retail profit centers that is an important part of our overall goal of continuous improvement in every aspect of our retail and manufacturing operations," Swenson said. In addition, he noted that gross margin in the retail segment was affected by the learning process related to the new branding program and the reduction during the second quarter of older memorial inventory that is not within the new branding plan.

The CEO continued, "SG&A expenses in our Memorials Division increased as planned in the second quarter versus prior year to support personnel, sales and marketing and other initiatives in our growth strategy. Approximately $750,000 of the SG&A expenses incurred in the first half of the year are related to the new branding program materials, recruiting fees, relocation expenses and other similar items which we do not expect in future periods. A principal goal of the profit center-by-profit center improvement effort now underway is to reduce SG&A in some locations and improve the productivity of SG&A dollars expended in all locations.

"Early in the fourth quarter we plan to introduce a new product line that will begin the process of expanding the range of products we offer as we roll out our 'total memorialization' concept. We have decided to defer the planned consumer-directed portion of our print advertising program and additional acquisitions originally anticipated this year until we are sure that the initiatives in progress are generating the store-level operating margins we have targeted. We remain confident that the investments we are making will deliver growth in our Memorials Division this year and accelerating in 2006 and beyond."

Second Quarter Results

For the three months ended July 2, 2005, retailing revenue increased 15% to $14,108,000 from $12,256,000 last year, and manufacturing revenue increased 22% to $7,704,000 from $6,323,000. Quarrying revenue decreased to $5,870,000 from $9,455,000 for the second quarter of 2004. Total revenue for the second quarter of 2005 decreased to $27,682,000 from $28,034,000 for the second quarter of 2004.

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Rock of Ages Reports Second Quarter Results
August 4, 2005
Page Two

The net loss for this year's second quarter was $8,144,000, or $1.10 per diluted share. This compares to a net loss of $1,050,000, or $0.14 per share, for the second quarter of 2004. Results for this year's second quarter included a charge to tax expense of $9,194,000 to fully reserve for the Company's entire net U.S. deferred tax asset. Results for 2004 included pre-tax settlement costs for the Eurimex litigation of $6,500,000.

"Rock of Ages has a cumulative U.S. taxable loss for the last three years, and we anticipate a U.S. taxable loss in 2005. Based on the language of the Statement of Financial Accounting Standards No. 109--'Accounting for Income Taxes' -- we determined that we cannot now estimate that the Company will more likely than not generate the necessary taxable income in the U.S. to support the realizability of the net U.S. deferred tax asset. Accordingly, we have adjusted the valuation allowance to fully reserve for the entire deferred tax asset," Swenson said.

At July 2, 2005, cash and equivalents amounted to $2,796,000, and shareholders' equity was $44,404,000, or $6.00 per outstanding share.

As a result of the second quarter results this year, the Company was in violation of the modified Cash Flow to Debt Service covenant on its credit facility. The Company has obtained a verbal waiver from its lenders for the second quarter violation as well as revised covenants through the end of 2006 that it believes it can meet. The Company will pay an additional 0.25% interest in the interim until it is compliance for the year 2006. The Company expects to obtain the formal written waiver prior to the filing of its 10-Q.

First Half Results

For the six months ended July 2, 2005, revenue declined to $38,152,000 from $40,196,000 for the first half of 2004. Memorials Division (manufacturing and retailing combined) revenue increased 10% to $28,717,000 from $26,209,000 last year, while Quarrying revenue decreased to $9,435,000 from $13,987,000. The net loss for this year's first six months was $15,099,000, or $2.04 per share. This compares to a net loss of $4,475,000, or $0.62 per share, for the same period last year.

Dividend Declared

The Company also announced that its Board of Directors declared a quarterly cash dividend of $.025 per common share, payable on September 15, 2005 to shareholders of record on August 24,2005.

Conference Call

Rock of Ages has scheduled a conference call at 11:00 a.m. ET. A live Webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available at these same Internet addresses, or at (800) 633-8284, reservation #21252150.

About Rock of Ages

Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product; product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; the ability to meet bank covenants or receive waivers for such covenants; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)(Unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2005	2004	2005	2004

Net revenue:
Quarrying	$5,870	$9,455	$9,435	$13,987
Manufacturing	7,704	6,323	10,554	9,555
Retailing	14,108	12,256	18,163	16,654

Total net revenue	27,682	28,034	38,152	40,196

Gross profit:
Quarrying	1,660	4,280	783	4,630
Manufacturing	2,626	2,032	2,825	2,676
Retailing	7,831	7,271	9,660	9,474

Total gross profit	12,117	13,583	13,268	16,780

Selling, general and administrative expenses
Quarrying	852	860	1,746	1,702
Manufacturing	1,276	952	2,483	1,809
Retailing	6,771	5,591	12,858	10,169

Total SG&A expenses	8,899	7,403	17,087	13,680

Divisional operating income (loss)
Quarrying	808	3,420	(963)	2,928
Manufacturing	1,350	1,080	342	867
Retailing	1,060	1,680	(3,198)	(695)

Divisional operating income (loss)	3,218	6,180	(3,819)	3,100

Unallocated corporate overhead	1,429	1,312	2,795	2,603

Legal settlement and costs	—	6,500	—	6,500

Income (loss) from continuing operations before interest and taxes	1,789	(1,632)	(6,614)	(6,003)

Interest expense	428	125	745	261

Income (loss) from continuing operations before taxes	1,361	(1,757)	(7,359)	(6,264)

Income tax expense (benefit)	9,505	(721)	7,740	(1,841)

Loss from continuing operations	(8,144)	(1,036)	(15,099)	(4,423)

Discontinued operations, net of income taxes	—	(14)	—	(52)

Net loss	$(8,144)	$(1,050)	$(15,099)	$(4,475)

Per share information:
Net loss per share —basic
Loss from continuing operations	(1.10)	(0.14)	(2.04)	(0.61)
Discontinued operations	0.00	0.00	0.00	(0.01)

Net loss per share — basic	$(1.10)	$(0.14)	$(2.04)	$(0.62)

Net loss per share —diluted
Loss from continuing operations	(1.10)	(0.14)	(2.04)	(0.61)
Discontinued operations	0.00	0.00	0.00	(0.01)

Net loss per share ‑ diluted	$(1.10)	$(0.14)	$(2.04)	$(0.62)

Weighted average number of common shares outstanding
Basic	7,399	7,281	7,398	7,247
Diluted	7,399	7,281	7,398	7,247

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
(US $ IN THOUSANDS) (Unaudited)

	July 2,	December 31,
	2005	2004

ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$2,796	$4,298
Trade Receivables, net	14,560	15,017
Inventories	25,699	23,858
Other Current Assets	4,072	5,501

TOTAL CURRENT ASSETS	47,127	48,674

OTHER ASSETS
C.S.V. Life Insurance	743	743
Goodwill	700	163
Other Intangibles	650	388
Deferred Tax Assets ‑ Long Term	—	6,740
Intangible Pension Asset	739	739
Long‑term Investments	4,106	4,112
Other	798	888

TOTAL OTHER ASSETS	7,736	13,773

FIXED ASSETS
Property and Equipment	83,335	76,289
Less Accumulated Depreciation	32,116	30,159

NET FIXED ASSETS	51,219	46,130

TOTAL ASSETS	$106,082	$108,577

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Borrowings under Line of Credit	$15,448	$7,287
Current Portion LTD	312	36
Current Installments of Deferred Compensation	366	372
Accounts Payable	1,851	2,433
Accrued Expenses	5,073	4,234
Customer Deposits	9,239	8,173

TOTAL CURRENT LIABILITIES	32,289	22,535

Long‑Term Debt, Excluding Current Portion	19,352	16,289
Deferred Compensation	6,802	6,620
Accrued Pension Cost	2,217	1,993
Deferred Tax Liability	29	30
Other Liabilities	989	924

TOTAL LIABILITIES	61,678	48,391

STOCKHOLDERS' EQUITY
Common Stock	74	74
Additional Paid In Capital	65,921	66,267
Retained Earnings	(20,387)	(5,288)
Other Comprehensive Income	(1,204)	(867)

TOTAL EQUITY	44,404	60,186

TOTAL LIABILITIES & EQUITY	$106,082	$108,577